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                                                                 EXHIBIT 99.9(a)

                       ADMINISTRATIVE AND SUB-ACCOUNTING
                              SERVICES AGREEMENT

        AGREEMENT made as of the 18th day of October, 1985 by and between Merrill Lynch Retirement Benefit Investment Program, Inc. (the ("Fund"), a Maryland corporation, and Merrill Lynch Asset Management, Inc. ("MLAM"), a Delaware corporation.

                              W I T N E S S E T H
                              - - - - - - - - - -

        WHEREAS, the Fund intends to engage in business as a diversified, open-end, management investment company registered under the Investment Company Act of 1940, as amended (the "Act"), and

        WHEREAS, the Fund desires to retain MLAM to perform certain administrative services for the Fund and MLAM is willing and able to perform such services.
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        NOW THEREFORE, in consideration of the mutual covenants contained herein the parties hereby agree as follows:

        1. MLAM shall arrange for sub-accounting services to be provided to shareholders of the Fund whose shares are held in a brokerage account with Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch") and shall be responsible for monitoring the performance of such services.

        2. Sub-accounting services provided to shareholders described in paragraph 1 above shall include at a minimum (a) the maintenance of separate records for each shareholder reflecting shares purchased and redeemed and share balances; (b) the disbursement or credit to shareholders of all proceeds of redemptions of shares of the Fund and of all dividends or other distributions not reinvested in shares of the Fund; (c) the transmittal to shareholders of periodic account statements; (d) the calculation of the amount of the contingent deferred sales load applicable to a redemption of shares; and (e) the transmittal to the Fund's transfer agent of purchase and redemption orders on behalf of Merrill Lynch customers.

        3. As compensation for its services performed under this Agreement, the Fund shall pay a monthly fee to MLAM equal to an annual rate of $4.50 for each shareholder

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account with respect to which the sub-accounting services arranged by MLAM pursuant to this Agreement were performed during that month.

        4. This Agreement shall become effective as of the date first above written and shall remain in full force until September 30, 1987 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Directors of the Fund, or by the vote of a majority (as defined in the Act) of the outstanding voting securities of the Fund, and (ii) a majority of those directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

        5. This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Directors of the Fund or by vote of a majority of the outstanding voting securities of the Fund, or by the Investment Adviser, on sixty days' written notice to the other party. This Agreement shall automatically terminate in the event of its assignment.

        6. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the Board of Directors of the Fund, or by the vote of a majority of outstanding voting securities of the Fund, and (ii) a

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majority of those directors who are not parties to this Agreement or interested persons of any such party, cast in person at a meeting called for the purpose of voting on such approval.

        7. The terms "vote of a majority of the outstanding voting securities", "interested person" and "assignment" when used in the Agreement shall have their respective meanings specified in the Act.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        MERRILL LYNCH RETIREMENT
                                        INVESTMENT PROGRAM, INC.


                                        By: /s/ Bernard Durnin
                                           -------------------------


                                        MERRILL LYNCH ASSET MANAGEMENT, INC.


                                        By: /s/ Robert Harris
                                           -------------------------

                           SUB-ACCOUNTING AGREEMENT



        AGREEMENT made as of the 18th day of October, 1985 by and between Merrill Lynch Asset Management, Inc. ("MLAM"), a Delaware corporation, and Merrill Lynch, Pierce, Fenner & Smith Incorporated ("Merrill Lynch"), a Delaware corporation.

                             W I T N E S S E T H :
                             - - - - - - - - - -

        WHEREAS, Merrill Lynch Retirement Benefit Investment Program, Inc. (the "Fund") intends to engage in business as a diversified open-end management investment company registered under the Investment Company Act of 1940, as amended (the "Act") and,

        WHEREAS, the Fund has entered into an Administrative and Sub-Accounting Services Agreement with MLAM pursuant to which MLAM is required to arrange for the performance of sub-accounting services for shareholders of the Fund who maintain their shares in a brokerage account with Merrill Lynch, and

        WHEREAS, MLAM desires to retain Merrill Lynch to perform such services and Merrill Lynch is willing and able
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to furnish such services on the terms and conditions hereinafter set forth.

        NOW THEREFORE, in consideration of the premises and mutual covenants hereinafter contained, MLAM and Merrill Lynch hereby agree as follows:

        1. Merrill Lynch agrees to perform the administrative services and functions specified in Exhibit "A" hereto (the "Services") for the benefit of shareholders of the Fund who maintain their shares in a brokerage account with Merrill Lynch.

        2. Merrill Lynch will maintain and preserve all records as required by law to be maintained and preserved in connection with providing the Services. Upon the request of MLAM or the Fund, Merrill Lynch shall provide copies of all records relating to transactions between the Fund and Merrill Lynch's customers, written communications regarding the Fund to or from such customers and other materials, in each case as may reasonably be requested to enable MLAM to monitor and review the Services and Merrill Lynch's continued ability to provide the Services, or to comply with any request of a governmental body or self-regulatory organization. Merrill Lynch agrees that it will permit representatives of MLAM to have reasonable access to its personnel and records in order to facilitate the monitoring of the quality of the Services.

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        3. Merrill Lynch hereby agrees to promptly notify MLAM if for any reason it is unable to perform fully and promptly any of its obligations under this agreement.

        4. In performing the services under this agreement Merrill Lynch acknowledges that it is not acting as agent for the Fund.

        5. In no way shall the provisions of this agreement limit the authority of MLAM or the Fund to take such action as they may deem appropriate or advisable in connection with all matters relating to the operations of the Fund and the sale of its shares.

        6. In consideration of the performance of the Services by Merrill Lynch, MLAM agrees to pay Merrill Lynch a monthly fee equal to an annual rate of $4.50 for each shareholder account with respect to which Merrill Lynch performs the Services during such month.

        7. This agreement may be terminated at any time by either party upon 30 days' written notice to the other party. This agreement may also be terminated at any time without penalty upon 30 days' written notice to Merrill Lynch that a majority of the Directors of the Fund who are not interested persons of the Fund (within the meaning of the Act) and have no direct or indirect financial interest in the operation of this agreement, have determined to terminate this agreement.

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        8. This agreement will automatically terminate upon any event whereby
MLAM ceases to serve as the investment adviser of the Fund or if the Fund terminates its Administrative Services and Sub-Accounting Agreement with MLAM.

        IN WITNESS WHEREOF, the parties hereto have executed and delivered this Agreement as of the date first above written.

                                        MERRILL LYNCH ASSET MANAGEMENT, INC.


                                        By: /s/ Robert Harris
                                           ---------------------------------


                                        MERRILL LYNCH PIERCE FENNER & SMITH
                                        INCORPORATED

                                        By: /s/
                                           ---------------------------------

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                                  Exhibit "A"
                                  -----------

        Pursuant to its Sub-Accounting Agreement with MLAM, Merrill Lynch shall perform the following services:

        1. Maintain separate records for each shareholder of Merrill Lynch Retirement Benefit Investment Program, Inc. (the "Fund") who holds shares of the Fund in a brokerage account with Merrill Lynch ("Merrill Lynch customers"), which records shall reflect shares purchased and redeemed and share balances. Merrill Lynch shall maintain a single master account with the transfer agent of the Fund on behalf of Merrill Lynch customers and such account shall be in the name of Merrill Lynch or its nominee as the record owner of the shares owned by such customers.

        2. Disburse or credit to Merrill Lynch customers all proceeds of redemptions of shares of the Fund and all dividends and other distributions not reinvested in shares of the Fund.

        3. Prepare and transmit to Merrill Lynch customers, periodic account statements showing the total number of shares owned by the customer as of the statement closing date, purchases and redemption of Fund shares by the customer during the period covered by the statement and the dividends and other distributions paid to the customer


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during the statement period (whether paid in cash or reinvested in Fund shares).

        4. Calculate the amount of the contingent deferred sales load applicable to a redemption of Fund shares by Merrill Lynch customers.

        5. Transmit to Merrill Lynch customers proxy materials and reports and other information required to be sent to shareholders under the federal securities laws.

        6. Transmit to the Fund's transfer agent purchase and redemption orders on behalf of Merrill Lynch customers.

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